Exhibit 10.4

Employment Agreement

by and between

Carbon Natural Gas Company

and

Kevin D. Struzeski

Dated as of March 30, 2013

TABLE OF CONTENTS

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated and effective as of March 30, 2013 (the “Effective Date”), by and between CARBON NATURAL GAS COMPANY, a Delaware corporation ( the “Company”), and KEVIN D. STRUZESKI, residing in Colorado (“Executive”).

RECITALS

WHEREAS, the Company desires that Executive continue to provide services to the Company, and Executive desires to be employed by the Company effective as of the Effective Date upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
TERM OF EMPLOYMENT

1.1   Position and Employment Period.  The Company hereby employs Executive as its Chief Financial Officer, Secretary and Treasurer and Executive hereby accepts employment with the Company, all in accordance with the terms and conditions hereof.  Unless sooner terminated as provided herein, the term of this Agreement shall commence on the Effective Date and end December 31, 2015 (the “Initial Term”), which term shall automatically be extended for successive terms of one-year (each, an “Additional Term”); provided, however, that the Board of Directors of the Company (the “Board”) may terminate this Agreement as of the end of the Initial Term or of any Additional Term by giving written notice of termination to Executive at least three months preceding the end of the then current Term.  The Initial Term, together with each Additional Term, is referred to herein as the “Employment Period.”

1.2   Change in Control.

(a)   Termination Within Two Years After a Change in Control.  If Executive’s employment by the Company or any successor thereto shall be subject to an Involuntary Termination (defined below) which occurs within two years after the date upon which a Change in Control (as defined below) occurs, then the Company will, as additional compensation for services rendered to the Company, (i) pay to Executive (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) a lump sum cash payment in an amount equal to 200% of the Compensation (as defined below), (ii) 100% of the annual cost to the Company of the benefits provided to Executive, and (iii) cause any (A) component of Compensation and (B) equity-based award previously granted to Executive that are subject to vesting or other conditions on Executive’s receipt thereof to become 100% vested and any such conditions to lapse, provided that if the terms of any plan or other agreement relating to such Compensation or equity-based award provide for vesting upon the occurrence of a Change in Control, then the vesting terms of such plan or other agreement shall control.

(b)   Severance.  Payment of the amount provided for under subsection (a) of this Section 1.2, shall be in lieu of any Severance Payments provided for in Section 5.1(a) and Section 5.1(b) below that would otherwise be due upon an Involuntary Termination of Executive’s employment.

(c)   Payment.  Subject to the provisions of Section 5.4, such payment shall be made on the date that is 60 days after the date of Executive’s Involuntary Termination or on the immediately following business day if such day is not a business day.

(d)   Compensation.  As used in this Agreement, the term “Compensation” means the arithmetic average of Executive’s annual base salary, bonus and other cash compensation paid for each of the three years prior to (i) the Change in Control Date, or (ii) with respect to Section 5.1(a), the effective date of termination of Executive’s employment pursuant to ARTICLE 4, below.  For purposes of the foregoing, other cash compensation shall only include compensation paid to Executive to the extent taxable as compensation to Executive and deductible as such by the Company under the Internal Revenue Code of 1986, as amended (the “Code”).

(e)   Change in Control.  A “Change in Control” shall be deemed to have occurred on the first to occur of the following (the “Change in Control Date”):

(i)
the acquisition within any 12-month period by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act or 1934, as amended (the “Exchange Act”), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the total voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors, but excluding the following transactions (the “Excluded Acquisitions”):

(A)	any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company),

(B)	any acquisition by the Company, and

(C)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

(ii)
a change in the composition of the Board such that at any time during a period of 12 months or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof;

(iii)	an acquisition (other than an Excluded Acquisition) by any Person of fifty percent (50%) or more of the voting power or value of the Company’s stock;

(iv)
the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving Company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are Beneficial Owners of the Company’s stock outstanding immediately prior thereto continuing to Beneficially Own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power or value of the Company’s stock (or the stock of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(v)
the sale or other disposition during any 12 month period of all or substantially all of the assets of the Company, provided that such sale is of assets having a total gross fair market value equal to or greater than forty percent (40%) of the total gross fair market value of the assets of the Company immediately prior to such sale or disposition.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Section 409A of the Code and the guidance issued thereunder and shall be interpreted and applied by the Board or the Compensation Committee of the Board (the “Compensation Committee”), as the case may be, in a manner consistent therewith.

(f)   Involuntary Termination.  “Involuntary Termination” means any termination of Executive’s employment with the Company which does not result from a resignation by Executive (other than for Good Reason pursuant to Section 4.4(b)); provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death or Disability.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE 2
DUTIES

2.1   Duties. During the Employment Period:

(a)   Executive shall serve as Chief Financial Officer, Secretary and Treasurer of the Company and, in such capacities, shall perform such duties and have such responsibilities of an executive nature as are customarily performed by a person holding such offices, as well as such additional executive duties and services as from time to time may be reasonably decided upon by the Board.  Subject to the next succeeding sentence, Executive shall devote such time as is necessary to perform his duties and shall discharge such duties to the best of his abilities.  During the Employment Period and subject to compliance with subsection (b) of this Section 2.1, Executive may invest his personal assets and his time in enterprises other than the Company provided they do not interfere with the performance of Executive’s duties under this Agreement.

(b)   Executive will not pursue, directly or indirectly, any business opportunity for the exploration and/or development of oil, gas or other hydrocarbons unless (a) Executive has presented such opportunity to the Company, and (b) the Company has evaluated such opportunity and the Board has made a determination that the Company does not wish to pursue such opportunity.  The foregoing restriction shall not apply to (i) equity holdings of the Executive existing as of the Effective Date, (ii) holdings of 5% or less of any company whose shares are publicly traded, nor will such restriction apply with respect to (iii) Executive’s performance of services for Nytis Exploration Company.

(c)   The Company shall not, without the written consent of Executive, require Executive to perform services away from the Denver area at such frequency or duration as might, in the reasonable opinion of Executive, necessitate his moving his residence from the Denver area.

ARTICLE 3
COMPENSATION

3.1   Salary.  The Company shall pay Executive a base salary of not less than $225,000 per year, to be paid at the usual times for the payment of the Company’s executives, subject to adjustment as provided herein.  Executive’s base salary shall be reviewed annually by the Board and may be increased, but shall not be decreased.  Incentive compensation or bonuses (called in this Agreement incentive compensation) will be determined by the Board at its discretion and pursuant to the terms and conditions of any incentive plan(s), if any, adopted by the Company from time to time.

3.2   Benefits.  Executive shall be entitled to participate in all benefits plans offered by the Company to its senior executives, in accordance with the terms and conditions of the applicable employee benefit plans, as may be amended by the Company at its sole discretion from time to time.  Executive shall be eligible to participate in all incentive compensation, stock incentive, performance unit or similar plans or programs as the Board (or the Compensation Committee) may determine in its sole discretion based upon the Company’s compensation practices and Executive’s responsibilities and performance.

3.3   Reimbursement of Expenses.  In addition, the Company shall promptly reimburse Executive for all reasonable and documented out-of-pocket expenses incurred in the performance of his duties hereunder, including without limitation, expenses for entertainment, travel, accounting and management seminars and the like.

ARTICLE 4
DEATH, DISABILITY AND TERMINATION

4.1   Death.  If Executive dies during the Employment Period, the Employment Period shall thereupon terminate for all purposes of this Agreement, and the Company’s obligations hereunder shall terminate immediately, and the Company shall pay Executive’s estate or legal representative the following:

(a)   any earned and unpaid salary or other compensation through the date of Executive’s death;

(b)   at the discretion of the Board, a bonus; and

(c)   any reimbursable expenses incurred through the date of Executive’s death.

4.2   Disability.  If Executive is unable to perform his duties as required under this Agreement by reason of mental or physical illness or incapacity, the Company agrees to continue all payments due hereunder, including salary, for a period of 180 days from the date of disability, after which period Executive shall be considered disabled and the Company may terminate this Agreement.  Notwithstanding anything to the contrary contained herein, Executive shall be considered disabled and the Company may terminate this Agreement at any time Executive shall be absent from employment as a result of mental or physical illness or incapacity for a continuous period of 180 days, and all obligations of the Company hereunder shall cease upon any such termination.  Upon any such termination, the Company shall pay Executive the following:

(a)   any earned and unpaid salary or other compensation through the date of Executive’s termination less any amount of disability insurance benefits actually received by Executive through the date of termination;

(b)   at the discretion of the Board, a bonus; and

(c)   any reimbursable expenses incurred through the date of Executive’s disability.

4.3   Determination of Disability.  For purposes of this Agreement, if at any time a question arises as to the disability of Executive, then the Company and Executive shall agree on one physician who is a member of the American Medical Association to examine Executive and determine if his physical and/or mental condition is such as to render him incapable of performing the usual duties of his employment with the Company.  If the Company and Executive fail to agree on such physician, then each shall select a physician and the two so selected shall select a third such physician to make such examination and determination.

4.4   Termination.  In addition to any termination pursuant to the foregoing provisions, the Employment Period and Executive’s employment with the Company may be terminated by:

(a)   the Company for Cause (as defined in Section 5.2), immediately upon determination by the Board and providing Executive with written notice of termination;

(b)   Executive for Good Reason; or

(c)   either party upon 90 days prior written notice from the terminating party to the other party.

For purposes of this Agreement, “Good Reason” means (a) there has been (i) a change in the Executive's position below the level of the Company's (or its successor) Chief Financial Officer or (ii) a change in the character of Executive's assigned duties or responsibilities that would reasonably be expected to have a material adverse effect on Executive's ability to attain earnings reasonably expected to be attained if there had been no such change, provided Executive does not voluntarily accept the change in position but notifies the Company of his non-acceptance thereof, (b) there has been a material diminution in Executive's benefits or level of eligibility for incentive programs as a result of the Company's (or its successor's) action, other that any diminution accompanied by a general diminution for the other executives of the Company, or any diminution on account of the terms of any benefit plan or program: provided, however, that any reduction in Executive's current salary, without the Executive's written consent, shall constitute “Good Reason,” (c) there has been a change in the location of Executive's place of employment outside of the Denver area; or (d) any material breach by the Company of the provisions of this Agreement, provided, however, that in the event of termination for Good Reason pursuant to clause (a), (b) or (d) above, Executive shall be required to give the Company written notice of such breach and the Company shall have failed to cure such breach within 30 days of such notice.

ARTICLE 5
TERMINATION BENEFITS

5.1   Severance Payments.  Subject to the provisions of Section 1.2 hereof and except as otherwise provided in Section 1.2(b) hereof, if Executive’s employment shall be subject to an Involuntary Termination, then the Company shall pay Executive a termination benefit as follows:

(a)   The Company shall pay Executive, in a single lump sum payment an amount equal to the sum of (i) the greater of (A) all base salary and other compensation due under the terms of this Agreement over the remainder of the Employment Period, and (B) 100% of Executive’s Compensation (the “Severance Payments”) plus (ii) the cost to provide benefits for a period of 12 months from the date of termination at the same levels of coverage as in effect immediately prior to the date of termination.  The Severance Payments shall be paid regardless of whether Executive is able to secure alternative employment.  In the event Executive should die before payment of all amounts due under this ARTICLE 5, the remaining amounts shall be paid to Executive’s designated beneficiary, if any, and otherwise to Executive’s estate.  Subject to the provisions of Section 5.4, the Severance Payments shall be made to Executive within 10 business days of Executive’s termination.

(b)   Subject to the provisions of Section 5.4, upon an Involuntary Termination of Executive’s employment, any (i) component of Compensation or (ii) equity-based award previously granted to Executive that is subject to vesting or other conditions on Executive’s receipt thereof shall become 100% vested and any such conditions shall lapse.

(c)   Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment except as provided herein.

(d)   The Severance Payments and benefits provided in this Agreement shall be in lieu of any other severance pay which Executive is entitled to under any other Company severance plan, program or arrangement, and shall be conditioned upon Executive signing a full and complete release in accordance with Section 5.4 and in a form approved by the Board.

5.2   Termination for Cause.  If Executive is terminated for Cause, then he shall receive no further benefits hereunder.  “Cause” means a termination on account of (i) refusal to obey written directions of the Board or a superior officer (so long as such directions do not involve illegal or immoral acts); (ii) acts of substance abuse which are materially injurious to the Company or any of its subsidiaries, (iii) fraud or dishonesty that is materially injurious to the Company or any of its subsidiaries, (iv) material breach of any obligation of nondisclosure or confidentiality owed to the Company or any of its subsidiaries, (v) commission of a criminal offense involving money or other property of the Company (excluding any traffic violations or similar violations), or (vi) commission of a criminal offense that constitutes a felony in the jurisdiction in which the offense is committed.

5.3   Limitations on Severance Payments and Certain Additional Payments by the Company.

(a)	(i)
Anything in this Agreement to the contrary notwithstanding, in the event that (A) there is a Change in Control, and (B) the receipt of all payments, distributions or benefits (including without limitation accelerated vesting of equity-based awards) from the Company in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the accounting firm which audited the Company prior to the Change in Control which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such Change in Control (the “Accounting Firm”), shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount.  If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.

(ii)
 If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5.3(a) shall be made as soon as reasonably practicable and in no event later than 60 days following the date of termination or such earlier date as requested by the Company and Executive.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced, in the following order:  (A) payments under Paragraph 1.2(a)(i) hereof, (B) accelerated vesting of any other component of Compensation which occurs in accordance with Section 1.2(a)(ii)(A) (and such other components of Compensation shall continue to vest in accordance with their terms), and (C) accelerated vesting of equity-based awards which occurs in accordance with Section 1.2(a)(ii)(B) hereof (and such equity-based awards shall continue to vest in accordance with their terms).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)
As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv)
For purposes hereof, the following terms have the meanings set forth below:  (A)  “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 5.3(a) and (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

(b)   On or before the date upon which a Change in Control occurs, the Compensation Committee shall make a determination under the Company’s annual incentive plan as to whether bonuses under such plan for the year during which the Change in Control occurs are due based on partial year results through the date of the Change in Control, and, if the Compensation Committee determines that such bonuses are due, then the Compensation Committee shall also determine the amount of such bonus that shall be paid to Executive.  On or before the date of the Change in Control, the Company shall pay to Executive the amount of Executive’s bonus that has been determined by the Compensation Committee in accordance with the preceding sentence.

5.4   Release and Delayed Payment Restriction.

(a)   As a condition to the receipt of any benefit under Section 1.2(a) or Section 5.1 hereof, Executive shall first execute a release substantially in the form attached hereto as Exhibit A.

(b)   The release described in Section 5.4(a) hereof must be effective and irrevocable within 55 days after the date of the termination of Executive’s employment with the Company, or the payments and benefits provided to Executive under Section 1.2(a) or Section 5.1 shall not be paid or provided.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Executive’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.  If this Section 5.4(b) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Section 5.4(b) not applied to the actual date of payment, at the prime rate of interest quoted in the Wall Street Journal on the date of Executive’s termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.   Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

ARTICLE 6
COVENANTS OF EXECUTIVE

6.1              Confidential Information.  Executive covenants and agrees that he will not at any time during or after the Period of Employment, whether under this Agreement, or otherwise, (i) knowingly use for an improper personal benefit any Confidential Information, or (ii) reveal, divulge or make known to any person any Confidential Information except (A) in the performance of his duties hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement, (D) business opportunities that the Board determines the Company does not wish to pursue under Section 2.1(b) of this Agreement, or (E) with the prior consent of the Board.  As used herein, “Confidential Information” includes information with respect to the Company’s and any of its subsidiaries’ properties, facilities and methods, seismic data, well logs, trade secrets and other intellectual property, systems, patents, and patent applications, procedures, manuals, drilling reports, acreage positions, exploration prospects, confidential reports, financial information, business plans, prospects or opportunities; provided, however, such term does not include information that (x) is or becomes generally known or publicly available other than as a result of disclosure by Executive, or (y) is or becomes known or available to Executive on a non-confidential basis from a source (other than the Company or any of its directors, officers, employees or agents) which, to Executive’s knowledge, is not prohibited from disclosing such information to Executive by a legal, contractual, fiduciary or other obligation to the Company or its subsidiaries.  In the event of a breach or threatened breach by Executive of the provisions of this Section 6.1, the Company shall be entitled, in addition to any remedy hereunder or under any applicable law, to an injunction restraining Executive from disclosing or using, in whole or in part, any Confidential Information.  The covenants contained in this Section 6.1 shall survive the termination or expiration of this Agreement.

6.2   Ownership of Confidential Information.   Executive confirms that all Confidential Information is the exclusive property of the Company, and that all business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company.  Upon termination of Executive’s employment with the Company or upon request of the Company at any time, Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by Executive or coming into his possession concerning the business and affairs of the Company other than Executive’s personal notes or correspondence not containing Confidential Information.

6.3      Non-Solicitation. In consideration of the payments and benefits to which Executive would be entitled in the event of an Involuntary Termination under the conditions described in Section 1.2 or Section 5.1 hereof, Executive agrees, until the day prior to the first anniversary of Executive’s termination of employment with the Company, to refrain from knowingly, directly or indirectly soliciting for employment or causing the solicitation of any employees of the Company without the advance written consent of the Company, which consent may be withheld for any reason.

ARTICLE 7
MISCELLANEOUS

7.1      Disagreements.  In the event of any disagreement between the Company and Executive as to their respective rights and obligations hereunder, then the Company shall pay reasonable counsel fees incurred by Executive in connection with such disagreement if Executive prevails in his position, unless the court, arbitration tribunal or other jurisdictional body determines otherwise.

7.2      Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.  This Agreement may not be assigned by Executive or the Company.

7.3      Notices.  All notices which are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by electronic mail, by overnight courier, or by certified mail, postage prepaid, return receipt requested to the receiving Party at the following address:

If delivered to the Company:

CARBON NATURAL GAS COMPANY
1700 Broadway, Suite 1170
Denver, CO  80290
Attention:  Chief Executive Officer
Facsimile:  720-407-7031
email:  pmcdonald@carbonnaturalgas.com

If delivered to Executive:

KEVIN D. STRUZESKI
1700 Broadway, Suite 1170
Denver, CO  80290
Facsimile720-407-7031
email:  kstruzeski@carbonnaturalgas.com

or such other address as such party may have given to the other by notice pursuant to this Section 7.3.  Notice shall be deemed given on the date of delivery in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or, on the tracking report in the case of overnight courier.

7.4     Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

7.5   Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought.  Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

7.6      Section Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement.

7.7      Severability.  If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

7.8      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to its principals regarding conflicts of law.

7.9      Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.  This Agreement may be delivered by facsimile.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

THE COMPANY:	CARBON NATURAL GAS COMPANY

By:
Patrick R. McDonald, Chief Executive Officer

EXECUTIVE:
Kevin D. Struzeski

Signature Page
Employment Agreement – Pierce

EXHIBIT A

RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into on ___________, 20__, by ________________________ (“Executive”) and Carbon Natural Gas Company, a Delaware corporation (the “Company”).

In consideration of the promises set forth in the Employment Agreement between Executive and the Company, dated as of ___________, 20__ (the “Employment Agreement”), and as a condition to the receipt of any benefit under Section 1.2(a) or Section 5.1 of the Employment Agreement as described in Section 5.4 of the Employment Agreement, Executive agrees as follows:

1.             General Release and Waiver of Claims.

(a)           Release.  In consideration of the payments and benefits provided to Executive under Section 1.2(a) or Section 5.1 of the Employment Agreement, as applicable, and after consultation with counsel, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (collectively, “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: (xi) the obligations of the Company or Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or Executive (including, without limitation, obligations to Executive under the Employment Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (xii) any indemnification or similar rights Executive has as a current or former officer or director of the Company including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company’s bylaws, other governance documents or any rights with respect to directors’ and officers’ insurance policies; Executive’s right to reimbursement of business expenses; and any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against Executive or any member of the Releasors.

(b)           Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to Executive under Section 1.2(a) or Section 5.1 of the Employment Agreement, as applicable, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, Executive hereby acknowledges and confirms the following:  (i) Executive was advised by the Company in connection with his  termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement.  Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

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(c)           No Assignment.  Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.             Proceedings.  Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.             Remedies.  In the event Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 calendar days following receipt of such notice, or if he revokes the ADEA release contained in Section 1(b) of this Agreement within the seven calendar-day period provided under Section 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.  Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.              Non-Disparagement.  Each party agrees that it will not disparage or defame the other party, its management, practices, or good reputation.

5.              Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6.              Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.              Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Colorado applicable to contracts executed in and to be performed in that State.

8.               Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 7.3 of the Employment Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, Executive has executed this Agreement on the date first set forth below.

EXECUTIVE

Kevin D. Struzeski

Date of Execution:

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